Exhibit 5.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104

December 19, 2019

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as General Counsel for FMC Corporation, a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to the registration of $50,000,000 of deferred compensation obligations (the “Obligations”) which may be incurred, and 1,000,000 shares (the “Shares”) of Common Stock of the Company, par value $0.10 per share (the “Common Stock”) which may be issued, by the Company pursuant to the FMC Corporation Non-Qualified Savings and Investment Plan (as amended, the “Plan”).

As a basis for my opinion set forth below, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement, including the exhibits thereto, (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Restated By-Laws of the Company, as currently in effect; (iv) the Plan; (v) resolutions of the Company’s Board of Directors relating to, among other things, the reservation for issuance of the Shares of Common Stock under the Plan, the filing of the Registration Statement and the approval of the Plan, and (vi) such other documents as I have deemed appropriate in rendering this opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

My opinion is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws and the federal securities laws, each as in effect on the date hereof. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is my opinion that the Shares of Common Stock and Obligations being offered under the Plan, when issued by the Company in the manner provided for under the Plan, will be valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity. This opinion is being furnished to you solely for submission to the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without, in each instance, my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Michael F. Reilly
Michael F. Reilly, Executive Vice President, General Counsel and Secretary